UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2015

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in charter)
Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
150 Third Avenue South, Suite 900, Nashville, Tennessee		37201
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (615) 744-3700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement.

On February 4, 2015, Pinnacle Bank, the wholly-owned Tennessee state-chartered bank subsidiary ("Pinnacle Bank") of Pinnacle Financial Partners, Inc. (the "Company"), entered into a Loan Agreement (the "Loan Agreement") with US Bank, National Association ("Lender"), pursuant to which Pinnacle Bank borrowed $40 million. Borrowings under the Loan Agreement, combined with available cash, were used by Pinnacle Bank to fund its investment in Bankers Healthcare Group, LLC ("BHG") as described in more detail under Items 7.01 and 8.01 below.

Pinnacle Bank's borrowings under the Loan Agreement bear interest at rates at the greater of (i) zero percent (0%) and (ii) the one-month LIBOR rate quoted by Lender (as published by Reuters), plus in each case an applicable margin. The applicable margin under the Loan Agreement ranges from 1.65% (165 basis points) to 1.95% (195 basis points) depending on the total aggregate principal amount outstanding under the Loan Agreement. The initial applicable margin is 1.95% (195 basis points).

Pinnacle Bank is required to make quarterly principal payments of $1.0 million beginning on June 30, 2015, and the loan matures on February 28, 2020. Pinnacle Bank is permitted to prepay all or a portion of the principal amount outstanding under the Loan Agreement without penalty (in minimum aggregate amounts of $100,000) at any time so long as no event of default or unmatured event of default has occurred and is continuing.

The Loan Agreement includes negative covenants that limit, among other things, certain fundamental transactions, the incurrence of additional indebtedness, transactions with affiliates, liens and sales of assets. The Loan Agreement also specifically restricts transfers or encumbrances of the shares of the capital stock of Pinnacle Bank, and includes financial covenants related to, among other items, Pinnacle Bank's capitalization, levels of risk-based capital, ratio of nonperforming assets to tangible primary capital and ratio of allowance for loan losses to nonperforming loans. The Loan Agreement also includes a fixed charge coverage ratio requiring the sum of the Company's net income plus the amount of any goodwill amortization expense and contractually due interest less any dividends or similar distributions declared or paid by the Company divided by the sum of the Company's contractually due interest and principal amounts (assuming annual principal amortization of $2.5 million on the Company's indebtedness to Lender), to be not less than 125% on a rolling four quarter basis starting December 31, 2015.

The Loan Agreement also contains other customary affirmative and negative covenants and customary representations and warranties.

The Loan Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, and the institution of certain regulatory enforcement actions against Pinnacle Bank and the Company. If an event of default occurs and is continuing, Pinnacle Bank may be required to repay all amounts outstanding under the Loan Agreement immediately.

The foregoing description does not purport to be a complete description of the parties' rights and obligations under the Loan Agreement. The above description is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01                          Regulation FD.

On February 4, 2015, the Company issued the press release furnished herewith as Exhibit 99.1 announcing Pinnacle Bank's investment in BHG.

Item 8.01                          Other Events.

On February 4, 2015, Pinnacle Bank consummated a $75 million investment in BHG, an entity specializing in providing financing solutions to healthcare professionals. In connection with its investment, Pinnacle Bank acquired a thirty percent (30%) ownership percentage in BHG in exchange for cash.

Item 9.01                          Financial Statements and Exhibits.

(d)            Exhibits

10.1	Loan Agreement dated as of February 4, 2015, by and between Pinnacle Bank, as Borrower and US Bank, National Association, as Lender.
99.1	Press release issued by Pinnacle Financial Partners, Inc. dated February 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARNTERS, INC.
By:	/s/Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and
Chief Financial Officer

Date:            February 5, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement, dated as of February 4, 2015, by and between Pinnacle Bank, as Borrower and US Bank National Association, as Lender.
99.1	Press release issued by Pinnacle Financial Partners, Inc. dated February 4, 2015.